Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Magnum Hunter Resources Corp. of our report dated March 31, 2010, relating to our audit of the consolidated financial statements for the year ended December 31, 2009, which appear in the Annual Report on Form 10-K of Magnum Hunter Resources Corp. for the year ended December 31, 2009.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Hein & Associates LLP

Dallas, Texas

July 15, 2010